Exhibit 23.16

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-173127 on Form S-4 of our report dated March 28, 2011 (May 9, 2011 as to the last paragraph in Note 14) relating to the consolidated financial statements of ClubCorp Club Operations, Inc. and subsidiaries (ClubCorp, Inc. and subsidiaries prior to November 30, 2010) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the 2010 and 2009 Discontinued Non-Core Entities cash flows) appearing in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

June 23, 2011